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                                                             Exhibit 99.B-(i)(3)

[FORM OF DECHERT OPINION]


April 27, 2005


ING Partners, Inc.
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034


Re: ING Partners, Inc.
    (File Nos. 333-32575; 811-8319)

Dear Ladies and Gentlemen:

We have acted as counsel to the ING Partners, Inc. (the "Fund"), and its series, the ING Solution Income Portfolio, the ING Solution 2015 Portfolio, the ING Solution 2025 Portfolio, the ING Solution 2035 Portfolio and the ING Solution 2045 Portfolio (the "Portfolios"), in connection with the above-captioned registration statement (the "Registration Statement"). In our capacity as counsel, we have examined the Fund's Articles of Incorporation, as amended to date, and are familiar with the proceedings of the Board of Directors authorizing the creation of the Portfolios and the issuance of the shares of beneficial interest denominated Initial Class, Service Class and Adviser Class (the "Shares") and the issuance of such Shares to the public. In rendering this opinion, we have made such examination of law and of fact reasonably available to us as we have deemed necessary in connection with the opinion hereafter set forth.

Based upon such examination, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be legally issued, fully paid, and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Counsel." In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP